Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, April 28, 2011 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established quarterly records for orders, sales, operating margins, and diluted earnings per share. In addition, backlog at March 31, 2011 was $910 million – an all-time high.

AMETEK’s first quarter 2011 sales of $717.8 million were up 29% over the same period of 2010. Operating income was $152.0 million in the first quarter of 2011, compared with $102.4 million in the same period of 2010. Operating income margin in the quarter of 21.2% was a 280 basis point improvement over the first quarter of 2010. Net income in the first quarter of 2011 increased 56% to $90.4 million, from $57.9 million in last year’s first quarter. Diluted earnings per share increased 56% to $0.56 per diluted share, from the first quarter 2010 level of $0.36 per diluted share.

“AMETEK had a tremendous first quarter. Orders were up 37% to a record $799 million in the quarter with broad based strength evident in most of our markets. Sales were up 29% on the strength of the order input and the contributions from the acquisitions completed last year. Our focus on Operational Excellence, coupled with the higher sales, resulted in record earnings and margins for the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Electronic Instruments Group (EIG)
For the 2011 first quarter, EIG sales increased 30% to $388.8 million. Operating income in the first quarter of 2011 increased 45% to $100.0 million, compared with $69.1 million in the first quarter of 2010. For the first quarter of 2011, operating margins were 25.7%, up 260 basis points from 23.1% in last year’s first quarter.

“EIG had an excellent first quarter. Strong core growth resulted from the continuing strength in our Process, Power and Industrial businesses. As expected, our oil and gas businesses showed sizable strength. The recent Atlas Materials Testing Technology acquisition also contributed to the revenue increase. This higher revenue, coupled with a streamlined cost structure, enabled us to significantly expand operating margins,” said Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Electromechanical Group (EMG)
For the 2011 first quarter, EMG sales increased 27% to $328.9 million. Operating income in the first quarter of 2011 increased 45% to $62.9 million, compared with $43.4 million in the first quarter of 2010. For the first quarter of 2011, operating margins were 19.1%, up 230 basis points from 16.8% in last year’s first quarter.

“EMG also had an excellent first quarter. Strong core growth in our differentiated businesses and the contributions from the acquisitions of Haydon Enterprises and Technical Services for Electronics drove the top line increase. Operating margins expanded sharply on the higher revenues and our lowered cost structure,” commented Mr. Hermance.

2011 Outlook
“We expect our businesses to continue to show solid growth in 2011, with our longer cycle oil and gas, power and aerospace business showing particular strength. Our record backlog, strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well in 2011,” noted Mr. Hermance.

“We anticipate 2011 revenue to be up high teens on a percentage basis from 2010. Earnings for 2011 are expected to be in the range of $2.20 to $2.25 per diluted share, up 25% to 28% over 2010, reflecting the leveraged impact of core growth and our streamlined cost structure. This guidance is in-line with our April 15th announcement, and up significantly from our January guidance of $2.00 to $2.07 per diluted share,” added Mr. Hermance.

“Second quarter 2011 sales are expected to be up approximately 20% over last year’s second quarter. We estimate our earnings to be approximately $0.53 to $0.55 per diluted share, an increase of 26% to 31% over last year’s second quarter of $0.42 per diluted share,” concluded Mr. Hermance.

Included in both the full-year and second quarter guidance is $0.02 per diluted share of costs associated with the performance-based, accelerated vesting of restricted stock, which resulted from a doubling of our stock price since the April 23, 2009 grant date.

Conference Call
The Company will Web cast its First Quarter 2011 investor conference call on Thursday, April 28, 2011, beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

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AMETEK ANNOUNCES RECORD RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.9 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$717,783	$556,662

Operating expenses:
Cost of sales, excluding depreciation	472,804	375,724
Selling, general and administrative	81,492	67,543
Depreciation	11,467	10,949

Total operating expenses	565,763	454,216

Operating income	152,020	102,446
Other expenses:
Interest expense	(17,150)	(16,754)
Other, net	(1,485)	(515)

Income before income taxes	133,385	85,177
Provision for income taxes	42,950	27,232

Net income	$90,435	$57,945

Diluted earnings per share	$0.56	$0.36

Basic earnings per share	$0.57	$0.36

Weighted average common shares outstanding:
Diluted shares	162,186	161,355

Basic shares	159,728	159,928

Dividends per share	$0.06	$0.04

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales:
Electronic Instruments	$388,842	$298,664
Electromechanical	328,941	257,998

Consolidated net sales	$717,783	$556,662

Income:
Segment operating income:
Electronic Instruments	$99,960	$69,066
Electromechanical	62,926	43,364

Total segment operating income	162,886	112,430
Corporate administrative and other expenses	(10,866)	(9,984)

Consolidated operating income	$152,020	$102,446

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$161,674	$168,853
Receivables, net	434,517	399,913
Inventories	351,424	335,253
Other current assets	75,211	70,473

Total current assets	1,022,826	974,492

Property, plant and equipment, net	317,635	318,126
Goodwill	1,591,779	1,573,645
Other intangibles, investments and other assets	961,058	952,652

Total assets	$3,893,298	$3,818,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$2,652	$97,152
Accounts payable and accruals	488,371	453,707

Total current liabilities	491,023	550,859

Long-term debt	1,080,696	1,071,360
Deferred income taxes and other long-term liabilities	439,360	421,492
Stockholders’ equity	1,882,219	1,775,204

Total liabilities and stockholders’ equity	$3,893,298	$3,818,915